EXHIBIT 11.0

MATTEL, INC. AND SUBSIDIARIES

COMPUTATION OF INCOME PER COMMON AND COMMON EQUIVALENT SHARE

(Unaudited; in thousands, except per share amounts)	For the Three Months Ended		For the Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
BASIC
Net income	$239,025	$225,339	$306,575	$137,859

Applicable Share of Computation of Income per Share:
Weighted average common shares outstanding	378,628	403,743	384,491	409,824

Basic Income Per Common Share:
Net income per common share	$0.63	$0.56	$0.80	$0.34

DILUTED
Net income	$239,025	$225,339	$306,575	$137,859

Applicable Share of Computation of Income per Share:
Weighted average common shares outstanding	378,628	403,743	384,491	409,824
Weighted average common equivalent shares arising from:
Dilutive stock options	4,036	3,479	2,680	4,121

Weighted average number of common and common equivalent shares	382,664	407,222	387,171	413,945

Diluted Income Per Common Share:
Net income per common share	$0.62	$0.55	$0.79	$0.33